Via Email

August 20, 2008

Mr. Frank Evanshen, President
Wordlogic Corporation

Dear Sir:

Re:	Wordlogic Corporation Registration Statement on Form S-8

You have requested my opinion as to the legality of the issuance by Wordlogic Corporation (the "Company") of up to 500,000 shares of Common Stock (the "Shares") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed on or about August 20, 2008.

Pursuant to your request I have reviewed and examined:

1.	The Articles of Incorporation of the Company, as amended (the "Articles");

2.	The Bylaws of the Company, as certified by the Secretary of the Company;

3.	The Director’s Resolutions authorizing the 2008 Stock Compensation Plan;

4.	The Registration Statement;

5.	The Company's 2008 Stock Compensation Plan covered by the Registration Statement;

6.	The Company’s reports filed with the SEC; and

7.	Such other matters as I have deemed relevant in order to form my opinion.

Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that the Shares, if issued as described in the Registration Statement will have been duly authorized, validly issued, fully paid and non-assessable.

This opinion is furnished by me as counsel to the Company and is solely for your benefit. My opinion is subject to the qualification that no opinion is expressed herein as to the application of State Securities or Blue Sky laws.

Notwithstanding the above, I consent to the use of this opinion in the Registration Statement.

Please do not hesitate to contact me if you have any questions or comments.

Yours truly,

BACCHUS CORPORATE AND SECURITIES LAW

Per: /s/ Penny Green

Penny Green
Barrister, Solicitor & Attorney
Member, Washington State Bar Association
Member, Law Society of British Columbia